Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Westfield Financial, Inc.’s Registration Statement No. 333-73132 on Form S-8 of our report dated June 25, 2014 relating to our audit of the financial statements of the 401(k) Plan as Adopted by Westfield Bank appearing in this Annual Report on Form 11-K for the year ended December 31, 2013.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

 June 25, 2014